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                                                                       EXHIBIT 8



              [Letterhead of Vorys, Sater, Seymour and Pease LLP]



                                                                  (513) 723-4000




                                December 18, 1998




Board of Directors
Glenway Financial Corporation
5535 Glenway Avenue
Cincinnati, Ohio 45238

Gentlemen:

         We have acted as special counsel to Glenway Financial Corporation, a Delaware corporation ("GFCO"), in connection with the transactions described in the Agreement of Merger dated as of September 28, 1998 (the "Agreement"), by and among Fidelity Financial of Ohio, Inc., an Ohio corporation ("FFOH"), Fidelity Acquisition Corporation, an Ohio corporation and a wholly-owned subsidiary of FFOH ("Merger Corporation") and GFCO. As a condition to the closing of the merger by and between GFCO and Merger Corporation pursuant to the terms of the Agreement (the "Merger"), you have requested our opinion regarding certain of the federal income tax consequences of the Merger. Unless otherwise specified, all capitalized terms in this opinion have the meanings assigned to them in the Agreement.

         In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (1) the Agreement, (2) the Glenway Financial Corporation Officer's Certificate dated as of September 28, 1998 and (3) the Fidelity Financial of Ohio, Inc. and Fidelity Acquisition Corporation Officers' Certificate dated as of September 28, 1998.

         In connection with our review of the Agreement and the officers' certificates described above (collectively, the "Officers' Certificates"), we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (1) we have been provided with true, correct, and complete


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Glenway Financial Corporation
December 18, 1998
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copies of all such documents, (2) none of such documents has been amended or modified, (3) all such documents are in full force and effect in accordance with the terms thereof, (4) there are no other documents which affect the opinions hereinafter set forth, and (5) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof.

                                   THE MERGER

                  The Agreement provides that the Merger will constitute a merger, both under the DGCL and under the OGCL, of GFCO with and into Merger Corporation. At the Effective Time of the Merger, GFCO's separate corporate existence will cease, and Merger Corporation will be the surviving corporation.

                  Pursuant to Section 2.3 of the Agreement, the Merger will have the following effects:

         1. Subject to Section 2.9 of the Agreement (governing the treatment of FFOH Dissenting Shares), each share of FFOH Common Stock issued and outstanding immediately prior to the Effective Time will be unchanged and will remain issued and outstanding.

         2. Each share of Merger Corporation common stock that is issued and outstanding immediately prior to the Effective Time will be unchanged and will remain issued and outstanding;

         3. Each share of GFCO Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 1.50 shares of FFOH Common Stock (subject to any adjustment to this Exchange Ratio by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend); provided, however, that any shares held by FFOH, GFCO or any of their respective wholly-owned Subsidiaries (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted) shall be canceled and retired without consideration.

                  Notwithstanding the foregoing, no fractional shares of FFOH Common Stock will be issued, and any shareholder who would otherwise have received a fractional share of FFOH Common Stock will have a right to receive an amount of cash (without interest) equal to the product of such fraction and the closing price of a share of FFOH Common Stock on the Nasdaq Stock Market's National Market on the business day preceding the Effective Time (as reported in THE WALL STREET

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Glenway Financial Corporation
December 18, 1998
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                  JOURNAL, or, if not reported therein, in another authoritative source), rounded to the nearest whole cent; and

         4. Each outstanding certificate theretofore representing shares of GFCO Common Stock will be deemed, for all purposes, to evidence only the right to receive, upon surrender of such certificate, FFOH Common Stock into which such shares of GFCO Common Stock are convertible.

                  In connection with the Merger, the Officers' Certificates set forth the following representations:

         1.       The Merger is being effected for bona fide business reasons.

         2. The fair market value of the FFOH Common Stock to be received by the shareholders of GFCO will be approximately equal to the fair market value of the GFCO Common Stock surrendered by each such shareholder pursuant to the Merger.

         3. To the best knowledge of the management of GFCO, there is no plan or intention by the GFCO shareholders to sell, exchange, or otherwise transfer a number of shares of FFOH Common Stock received in the transaction to FFOH or a person related to FFOH that would reduce the GFCO shareholders' ownership of FFOH Common Stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all formerly outstanding stock of GFCO as of the same date. For purposes of this representation, any shares of GFCO Common Stock exchanged for cash in lieu of fractional shares of FFOH Common Stock will be treated as outstanding on the date of the transaction. Furthermore, any redemptions or extraordinary distributions by GFCO, prior to and in connection with the Merger, will be considered in making this representation. Finally, any acquisitions of GFCO Common Stock by a person related to GFCO, prior to and in connection with the Merger, with consideration other than stock of either the acquired corporation or the acquiring corporation, will be considered in making this representation.

         4. Merger Corporation will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by GFCO immediately prior to the Merger. For purposes of this representation, assets of GFCO used to pay its expenses attributable to the Merger, and all redemptions and distributions (except for regular, normal dividends) made by

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Glenway Financial Corporation
December 18, 1998
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                  GFCO immediately preceding the Merger, will be included as assets of GFCO held immediately prior to the Merger.

         5. No dividends or distributions will be made with respect to any GFCO Common Stock prior to the Merger, with the exception of normal quarterly dividends.

         6. The liabilities of GFCO assumed by Merger Corporation and the liabilities to which the transferred assets of GFCO are subject were incurred by GFCO in the ordinary course of its business.

         7. Prior to the Merger, FFOH will be in control of Merger Corporation within the meaning of Code Section 368(c).

         8. Following the Merger, Merger Corporation will not issue additional shares of its stock that would result in FFOH losing control of Merger Corporation within the meaning of Code Section 368(c).

         9. Neither FFOH nor a related person has any plan or intention to reacquire any shares of FFOH Common Stock issued in the Merger.

         10. FFOH has no plan or intention to (a) liquidate Merger Corporation, (b) merge Merger Corporation with and into another corporation, (c) sell or otherwise dispose of the stock of Merger Corporation, or (d) cause Merger Corporation to sell or otherwise dispose of any of the assets of GFCO acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Code
                  Section 368(a)(2)(C).

         11. Following the Merger, Merger Corporation will continue the historic business of GFCO or use a significant portion of GFCO's historic business assets in a business.

         12. GFCO, the GFCO shareholders, FFOH, and Merger Corporation will pay their respective expenses, if any, incurred in connection with the Merger.

         13. There is no intercorporate indebtedness existing between FFOH and GFCO, or between Merger Corporation and GFCO, that was issued, acquired, or will be settled at a discount.

         14. No parties to the Merger are "investment companies" as defined in Code Section 368(a)(2)(F)(iii) and (iv).
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Glenway Financial Corporation
December 18, 1998
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         15.      GFCO is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

         16. The fair market value of the assets of GFCO transferred to Merger Corporation will equal or exceed the sum of the liabilities assumed by Merger Corporation, plus the amount of liabilities, if any, to which the transferred assets are subject.

         17. No stock of Merger Corporation will be issued pursuant to the Merger.

         18. The payment of cash in lieu of fractional shares of FFOH is solely for the purpose of avoiding the expense and the inconvenience to FFOH of issuing fractional shares and does not represent separately bargained for consideration. The total cash that will be paid in the Merger to the shareholders of GFCO instead of issuing fractional shares of FFOH Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the GFCO shareholders in exchange for their shares of GFCO Common Stock. The fractional share interests of each GFCO shareholder will be aggregated, and no shareholder will receive cash in an amount equal to or greater than the value of one full share of FFOH Common Stock.

         19. None of the compensation received by any shareholder who is an employee of GFCO will be separate consideration for, or allocable to, any of his shares of GFCO Common Stock. None of the shares of FFOH Common Stock received by any shareholder who is an employee of GFCO will be separate consideration for, or allocable to, any employment agreement. Furthermore, the compensation paid to any shareholder who is an employee of GFCO will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         20. The Merger will be effected in accordance with the applicable provisions of the OGCL and the DGCL.

         21. After the Merger, no dividends or distributions will be made by FFOH to FFOH shareholders, other than regular or normal dividend distributions made with regard to all shares of FFOH Common Stock.
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Glenway Financial Corporation
December 18, 1998
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                         DISCUSSION OF LEGAL AUTHORITIES

                Code Section 368(a)(1)(A) defines a tax-free reorganization to include a statutory merger. Code Section 368(a)(2)(D) further provides that:

                The acquisition by one corporation, in exchange for stock of a corporation [referred to as "controlling corporation"] which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under [Code Section 368(a)](1)(A) . . . if --
                (i) no stock of the acquiring corporation is used in the transaction, and (ii) in the case of a transaction under [Code
                Section 368(a)](1)(A), such transaction would have qualified under [Code Section 368(a)](1)(A) had the merger been into the controlling corporation.

In accordance with the safe harbor provided by the Internal Revenue Service (the "Service"), "substantially all" of the properties of a corporation means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the acquired corporation. Rev. Proc. 77-37, 1977-1 C.B. 568 (Section 3.01). The courts generally have been less rigid in their application of the "substantially all" test, instead focusing on the nature of the assets, if any, retained by the acquired corporation. SEE, E.G., WESTERN INDUSTRIES CO. V. HELVERING, 82 F.2d 461 (D.C. Cir. 1936); THE SOUTHLAND ICE CO. V. COMMISSIONER, 5 T.C. 842 (1945), ACQ., 1946-1 C.B. 4.

                Other non-statutory requirements have been imposed by the courts and by the Service in determining whether reorganizations are in compliance with Code Section 368. These requirements are that (1) there be a business purpose for the reorganization, (2) there be a continuity of the business enterprise of the acquired corporation, and (3) the shareholders of the acquired corporation emerge with a continuing proprietary interest in the entity resulting from the merger.

                Section 1.368-2(g) of the Treasury Regulations (the "Regulations") provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the Officers' Certificates, the Merger is being effected for bona fide business reasons. Accordingly, the Merger satisfies the business purpose requirement as set forth in the Regulations.

                Regulations Section 1.368-1(b) provides that a continuity of business enterprise is a prerequisite to a reorganization. Regulations Section 1.368-1(d) (as modified by T.D. 8760) provides that continuity of business enterprise requires that the acquiring corporation or a related


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Glenway Financial Corporation
December 18, 1998
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person either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. Revenue Ruling 85-197, 1985-2 C.B. 120, provides that for purposes of the continuity of business enterprise requirement, the historic business of a holding company is the business of its operating subsidiary. Similarly, Revenue Ruling 85-198, 1985-2 C.B. 120, held that the continuity of business enterprise requirement was met where the business of a former subsidiary of the acquired holding company was continued through a subsidiary of the acquiring corporation. Accordingly, the continuity of business enterprise requirement is met with regard to the Merger because Merger Corporation will continue the business formerly conducted by GFCO.

                  Generally, the continuity of interest test requires the owners of the acquired corporation to receive and maintain a meaningful equity in the surviving entity. The Service has issued final and temporary regulations (T.D. 8760 and 8761) providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the acquired corporation is preserved in the reorganization. In determining whether a substantial part of the value of the proprietary interest is preserved, the following transactions, in connection with the reorganization, are considered. First, under Regulations
Section 1.368-1, any acquisition by the acquiring corporation of acquired corporation stock for consideration other than stock, or, in connection with the reorganization, the redemption of acquiring corporation stock received by the shareholders of the acquired corporation (or the purchase of such acquiring corporation stock by a person related to the acquiring corporation), will be considered in determining whether a substantial proprietary interest is preserved. Second, under Regulations Section 1.368-1T, the acquisition by the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or an extraordinary distribution made by the acquired corporation with respect to its stock, will be considered in determining whether a substantial proprietary interest is preserved. Third, under Regulations Section 1.368-1T, the acquisition by a person related to the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or stock of the acquiring corporation, will be considered in determining whether a substantial proprietary interest is preserved. Generally, two corporations are related persons either if the corporations are members of the same affiliated group (without regard to the exceptions in Code Section 1504(b)) or the purchase of stock of one corporation by another corporation would result in the purchase being treated as a redemption of stock of the first corporation under Code Section 304(a)(2) (determined without regard to Regulations Section 1.1502-80(b)). Sales by the shareholders of the acquired corporation of stock of the acquiring corporation received in the transaction to unrelated persons occurring before or after a reorganization are disregarded.
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Glenway Financial Corporation
December 18, 1998
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                  The Merger will satisfy the continuity of interest
requirement. FFOH and Merger Corporation have represented that all the shares of GFCO Common Stock outstanding immediately prior to the Merger will be exchanged solely for shares of FFOH Common Stock, except for cash paid in lieu of fractional shares. As a condition precedent to the obligations of the parties under the Agreement, such cash paid in lieu of fractional shares or to FFOH shareholders who have demanded the appraised value of their shares of FFOH Common Stock will constitute, in the aggregate, less than ten percent (10%) of the total consideration payable in connection with the Merger. FFOH and Merger Corporation have represented further that neither FFOH nor a related person has any plan or intention, in connection with the plan of reorganization, to reacquire any shares of FFOH Common Stock issued in the Merger, other than to acquire a small amount of shares of FFOH Common Stock in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions). In addition, GFCO has represented that neither GFCO nor a related person has any plan or intention, prior to and in connection with the plan of reorganization, to redeem, acquire, or make an extraordinary distribution with respect to GFCO's Common Stock for consideration other than Common Stock of GFCO (or in the case of a related person, for consideration other than GFCO Common Stock FFOH Common Stock), that would cause a substantial part of the value of the proprietary interest in the acquired corporation not to be preserved.

                  Even though a merger may qualify as a tax-free reorganization under Code Sections 368(a)(1)(A) and 368(a)(2)(D), the acquired corporation's shareholders receive tax free only the stock of the controlling corporation. Code Section 354. Code Section 356(a)(1) provides that if a shareholder of the acquired corporation receives "boot" (i.e., cash) in a reorganization as well as nonrecognition property (i.e., stock of the controlling corporation), his gain, if any, is to be recognized, but not in excess of the boot. In no event may the shareholder recognize a loss. Code Section 356(c).

                  Furthermore, Code Section 356(a)(2) prescribes rules for determining whether any such recognized gain will be taxed as a dividend or as capital gain. Specifically, if the exchange has the "effect of the distribution of a dividend" to a shareholder of the acquired corporation, the recognized gain of such shareholder must be treated as a dividend (and, therefore, as ordinary income and without any offset for such shareholder's adjusted basis in his shares), to the extent of such shareholder's ratable share of earnings and profits.

                  Where the payment of cash to a shareholder of the acquired corporation in lieu of fractional share interests in the controlling corporation is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration, the cash payment will be treated as having been received as a distribution subject to the provisions of Code Section 302. Rev. Rul. 66-365, 1966-2 C.B.
116. Where, as a result of such distribution, a shareholder owns no shares of the controlling



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Glenway Financial Corporation
December 18, 1998
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corporation, either directly or through the application of the constructive ownership rules of Code Section 318, the redemption will be a "complete termination" of the shareholder's interest within the meaning of Section Code 302(b)(3), resulting in capital gain or loss equal to the difference between the cash received and such shareholder's adjusted basis in his shares.

                                    OPINIONS

                  Therefore, based on the description of the Merger in the Agreement, the representations set forth in the Officers' Certificates, the foregoing legal authorities, and the assumptions stated above, it is our opinion that:

                  1. The Merger constitutes a "reorganization" within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(D). GFCO, FFOH, and Merger Corporation each is a "party to the reorganization" within the meaning of Code Section 368(b).

                  2. No gain or loss will be recognized (a) to GFCO on the transfer of substantially all of its properties to Merger Corporation in exchange for FFOH Common Stock, or (b) to either FFOH or Merger Corporation upon Merger Corporation's receipt of substantially all of the properties of GFCO in exchange for FFOH Common Stock.

                  3. The adjusted basis of the properties of GFCO in the hands of Merger Corporation will be the same as the adjusted basis of such properties in the hands of GFCO immediately prior to the Merger. The holding period of the properties of GFCO to be received by Merger Corporation will include the period during which such properties were held by GFCO.

                  4. Payment of cash to a GFCO shareholder in lieu of fractional share interests in FFOH should be treated as having been received by such shareholder as a distribution subject to the provisions of Code
                           Section 302.

                  5. The adjusted basis of the FFOH Common Stock to be received by the GFCO shareholders will be the same as the adjusted basis of GFCO Common Stock surrendered in



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Glenway Financial Corporation
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                  exchange therefor, decreased by the amount of cash received and increased by the amount of gain, if any, recognized on the exchange. The holding period of FFOH Common Stock to be received by the GFCO shareholders will be the same as the holding period of the GFCO Common Stock surrendered in exchange therefor.

                  This opinion is not binding on the Service and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described above. Although this opinion is based upon our best interpretation of current provisions of the Code and the Regulations promulgated thereunder, as well as existing court decisions and administrative rulings and procedures, and sets forth the conclusions we believe would be reached by a court if the issues were properly briefed and presented to it, no assurance can be provided that a court in fact would agree with our interpretation. Further, no assurance can be provided that the applicable law will not change in a manner that will adversely affect these consequences, and any such adverse change could be retroactive.

                  No opinion is expressed as to any federal income tax consequence other than as specifically set forth herein, and no opinion is expressed with respect to the federal income tax consequences to any particular shareholder. Further, no opinion is expressed with respect to any tax issue arising under state, local, or foreign tax provisions. Finally, any change in the facts as set forth herein or in the Agreement or the Officers' Certificates could affect this opinion, and possibly in an adverse manner.

                  The opinion expressed herein is furnished specifically for the benefit of the GFCO shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent.

                                        Very truly yours,

                                        /s/ Vorys, Sater, Seymour and Pease LLP

                                        Vorys, Sater, Seymour and Pease LLP